Exhibit 4.2

Description of the Registrant’s Securities Registered Pursuant to

Section 12 of the Securities Exchange Act of 1934, as amended

The summary of the general terms and provisions of the registered securities of Altimmune, Inc. (“Altimmune” “we,” or “our”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (our “certificate of incorporation”) and our Amended and Restated By-laws (our “Bylaws” and, together with our certificate of incorporation, our “Charter Documents”), which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Charter Documents and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Common Stock

Under our Amended and Restated Certificate of Incorporation, as amended, to which we refer as our “charter,” we are currently authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share. As of March 22, 2024, we had 70,895,286 shares of common stock outstanding.

Holders of our common stock are entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders, except as otherwise provided by law or in any preferred stock designation. Our bylaws specify that, except as otherwise required by law or our charter, the presence in person or by proxy of holders of a majority of the shares entitled to vote at a meeting of stockholders will be necessary, and will constitute a quorum, for the transaction of business at such meeting. Our bylaws furthermore specify that all elections of directors will be determined by a plurality of the votes and that, except as otherwise provided by law or in the charter or bylaws, any other matter will be determined by the vote of a majority of the shares which are voted with regard to it. Holders of our common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

Annual Meeting

Annual meetings of our stockholders are held on the date designated in accordance with our amended and restated by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose only by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Except as may be otherwise provided by applicable law, our certificate of incorporation or our amended and restated by-laws, all elections of directors shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record on all matters to be voted upon by stockholders and do not have cumulative voting rights.

Dividends

Subject to the rights, powers and preferences of any outstanding preferred stock that we may designate and issue in the future, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the Common Stock out of legally available assets or funds when and as declared by our board of directors.

Liquidation, Dissolution and Winding Up

Subject to the rights, powers and preferences of any outstanding preferred stock that we may designate and issue in the future, in the event of our liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of Common Stock.

Other Rights

Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Holders of Common Stock are not required to make additional capital contributions.

Transfer Agent

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

Preferred Stock

Under our charter, we are currently authorized to issue 1,000,000 shares of preferred stock, par value $.0001 per share. As of December 31, 2023, we had no shares of preferred stock issued and outstanding.

Under our charter, our board of directors is expressly granted authority to issue shares of preferred stock, in one or more series, and to fix for each series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as it may determine in the resolution or resolutions providing for the issue of such series (to which we also refer as a “preferred stock designation”) and as may be permitted by the Delaware General Corporation Law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series of preferred stock, unless a vote of any such holders is required pursuant to any preferred stock designation.

The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of the common stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Terms

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under any prospectus and applicable prospectus supplements in the certificate of designations relating to that series. We will file the form of any certificate of designations that describes the terms of the series of preferred stock we are offering in connection with the issuance of the related series of preferred stock. This description of the preferred stock in the certificate of designations and any applicable prospectus supplement may include:

•	the number of shares of preferred stock to be issued and the offering price of the preferred stock;
•	the title and stated value of the preferred stock;
•	dividend rights, including dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;
•	whether dividends will be cumulative or non-cumulative, and if cumulative the date from which distributions on the preferred stock shall accumulate;

•	right to convert the preferred stock into a different type of security;
•	voting rights, if any, attributable to the preferred stock;
•	rights and preferences upon our liquidation or winding up of our affairs;
•	terms of redemption;
•	preemption rights, if any;
•	the procedures for any auction and remarketing, if any, for the preferred stock;
•	the provisions for a sinking fund, if any, for the preferred stock;
•	any listing of the preferred stock on any securities exchange;
•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);
•	a discussion of federal income tax considerations applicable to the preferred stock, if material;
•	the relative ranking and preferences of the preferred stock as to dividend or other distribution rights and rights if we liquidate, dissolve or wind up our affairs;
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any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Shares of our preferred stock may rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;
•	equally with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity, or equally, with the preferred stock; or
•	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, holders of our preferred stock may be entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of shares of preferred stock, common stock and other equity securities outstanding.

Voting Rights

As indicated in the applicable supplement to a prospectus, and as otherwise required under Delaware law, holders of our preferred stock may or may not have voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock may be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they may be entitled, the holders of preferred stock may have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity securities may share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets may be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution, or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into, such as common stock, debt securities, warrants or units consisting of one or more of such securities will be set forth in the applicable supplement to a prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events, if any, requiring an adjustment of the conversion price and provisions, if any, affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to a prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to a prospectus.

Warrants

As of December 31, 2023, we had 50,000 shares of our common stock issuable upon the exercise of outstanding warrants. The warrants may be convertible into or exercisable or exchangeable for shares of our common stock, preferred stock or debt securities.

General

We will describe in the applicable prospectus supplement the terms relating to warrants being offered, which may include:

•	the offering price and aggregate number of warrants offered;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
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in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant, the price at which these shares may be purchased upon such exercise and whether such exercise may be on a cashless basis;

•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	federal income tax consequences of holding or exercising the warrants, if material;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will likely not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up of our affairs or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We intend to set forth in any warrant agreement and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and any warrant certificate or other form required for exercise properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant or warrant certificate are exercised, then we will issue a new warrant or warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Provisions of Our Certificate of Incorporation and Amended and Restated By-laws and Delaware Law That May Have Anti-Takeover Effects

The provisions of Delaware law and our certificate of incorporation and amended and restated by-laws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Removal of Directors by Stockholders

Our amended and restated bylaws provide that members of our board of directors may only be removed for cause by a vote of the holders of a majority of the voting power of the outstanding shares entitled to vote on the election of the directors, voting together as a single class.

Issuance of Preferred Stock

Our board of directors is authorized, without further action by our stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt.

Stockholder Nomination of Directors

Our amended and restated bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than 5:00 p.m., Eastern Time, on the 120th day and not later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder to be timely must be so delivered on or before 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement by us.

No Action By Written Consent

Our certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Delaware Business Combination Statute

Section 203 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and
•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

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prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

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the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Choice of forum

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers or other employees to us or to our stockholders, (iii) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the DGCL or our certificate of incorporation or our amended and restated bylaws (any of which may be amended from time to time), or (iv) any action asserting a claim against us or any of our directors or officers or other employees governed by the internal affairs doctrine.